Exhibit 10.1

October 31, 2024

Mr. Richard Hallé

By email

Dear Richard:

It is my pleasure to extend to you this offer of employment for the position of Chief Financial Officer at Natural Grocers by Vitamin Cottage, Inc. (together with its subsidiaries, the “Company”). The terms of this offer are more fully set out in the attached term sheet.

Please note that this offer does not, and is not intended to, constitute a contract of employment, either express or implied. Your employment with the Company will be “at-will,” and either you or the Company may terminate the relationship at any time, with or without cause.

Please indicate your acceptance of this offer by countersigning and dating this letter and the attached term sheet and returning one copy to me. You should retain a copy of the executed document for your records.

Should you have any questions, please feel free to contact me.

Very Truly yours, Natural Grocers by Vitamin Cottage, Inc. /s/ Kemper Isely Kemper, Isely, Co-President

Agreed to and accepted:

/s/ Richard Hallé

Richard Hallé

Date:         October 31, 2024

Vitamin Cottage Natural Food Markets, Inc.

Home Office ● 12612 West Alameda Parkway ● Lakewood, CO 80228 ● 303.986.4600 ● Fax 303.986.1891

Natural Grocers by Vitamin Cottage, Inc.

Summary Employment Term Sheet

Employee Name:	Richard Hallé (“Employee”).

Employer:	Vitamin Cottage Natural Food Markets, Inc. (the “Company”), a wholly owned subsidiary of Natural Grocers by Vitamin Cottage, Inc. (“Natural Grocers”).

Location:	The Company’s Home Office in Lakewood, Colorado.

Position/Title:	Chief Financial Officer of Natural Grocers and the Company.

Effective Date:

Employee will be appointed Chief Financial Officer effective January 1, 2025, upon the retirement of the Company’s current Chief Financial Officer. Employee will serve as Chief Financial Officer appointee from November 4, 2024 until the Effective Date.

Reports To:	Kemper Isely, Co-President.

At-Will Employment:	Employee’s employment with the Company is not subject to any contract and is, therefore, “at-will.” Employee or the Company may terminate Employee’s employment at any time, with or without cause.

Base Salary:	Employee’s annual base salary will be $618,500.00.

Bonus Opportunity:	Employee’s annual cash bonus opportunity is up to 50% of his base salary. The bonus, if any, will be awarded on a discretionary basis.

Award of Restricted Stock Units & Cash Hiring Bonus:

Employee will be awarded equity awards under the Company’s 2012 Omnibus Incentive Plan, as amended (the “2012 Omnibus Incentive Plan”) and a cash hiring bonus as follows: (i) a fully vested stock grant in the amount of 7,500 shares of Natural Grocers’ common stock; (ii) a cash hiring bonus of $202,500; and (iii) 200,000 Restricted Stock Units (“RSUs”) vesting in full on the fifth anniversary of the grant date of such RSUs, subject to Employee’s continued employment as Chief Financial Officer; provided, however, that all such RSUs will immediately vest upon the occurrence of a “Change In Control” or “Corporate Transaction” affecting the Company (as such terms are defined in the 2012 Omnibus Incentive Plan). It is currently anticipated that such stock grant, cash hiring bonus, and RSUs will be awarded to Employee on or about November 4, 2024.

Employee Benefits:

Employee will be entitled to participate in all employee benefit plans and programs, and to receive paid time off, at a level commensurate with Employee’s title and salary band. Such plans and programs include medical, dental and vision insurance, disability insurance, life insurance and a defined contribution (401(k)) plan, all subject to standard contributions by Employee.

Agreed to and accepted:

/s/ Richard Hallé

Richard Hallé

Date:         October 31, 2024